EXHIBIT 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES CREATION OF SPANISH JOINT VENTURE

Dallas, Texas (July 29, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it has entered into a relationship with a private Spanish investment firm and USPI’s Spanish management team to joint venture USPI’s Spanish subsidiary, United Surgical Partners Europe (USPE). The transaction is expected to close by the end of the third quarter.

     USPE was valued at approximately $260 million at current exchange rates. This valuation will result in net cash to the Company of approximately $145 million after payment of taxes. USPI will retain a minority interest in the new entity.

     Upon completion of this transaction, USPI’s debt will be reduced by approximately $59 million. The after-tax gain to the Company is estimated to be $40 million, or $1.36 per share. For the trailing 12 months ended June 30, 2004, Spanish operations have contributed $136.2 million to USPI’s net revenues, $22.3 million to EBITDA less minority interest and $6.1 million to net income. Prior to any use of the cash proceeds, this transaction is estimated to be dilutive to USPI’s 2004 earnings by $0.09 per share.

     Commenting on the announcement, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “We have had a successful experience in Spain from the inception of USPI. This transaction enables us to provide our shareholders with a solid return on investment, create significant capital to internally fund future growth and enhance returns on invested capital. The new Spanish entity will also provide an attractive partnership for our Spanish management team and provide financial support for continued growth in Spain.”

     United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 79 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 67 domestic facilities, 39 are jointly owned with 20 not-for-profit healthcare systems. After the completion of the Chicago and Spain transactions, which are expected in the third quarter, the Company will have ownership interest in or operate 75 surgical facilities, including three facilities in the United Kingdom.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.